AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

     This Amendment No. 1 to the Asset Purchase Agreement (this "Amendment"), dated as of August 5, 1997, is made and entered into by and between Payne Fabrics, Inc., a Delaware corporation (the "Seller"), Bell National Corporation, a California corporation ("Shareholder"), and Westgate Fabrics, Inc., a Texas corporation ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, Seller, Shareholder and Purchaser have entered into that certain Asset Purchase Agreement, dated July 17, 1997 (the "Agreement")(capitalized terms not otherwise defined herein having the meanings set forth in the Purchase Agreement); and

     WHEREAS, two or more New York City Tax Warrants (the "Tax Liens") were filed against the Purchaser in New York county (the "Tax Liens") and such Tax Liens will not in fact be released as of the Closing Date; and

     WHEREAS, the Seller, Shareholder and Purchaser mutually desire to modify the Purchase Agreement to provide that Seller and Shareholder shall use their best efforts to have the Tax Liens released as soon as practicable after the Closing Date and to indemnify Purchaser from any damage it may suffer as a result of such Tax Liens;

     NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. A new Section 5.12 will be added to the Purchase Agreement which Section shall read as follows:

          "5.12. Tax Liens. Each of Seller and Shareholder agrees to use its best efforts to release any New York City Tax Warrants (the "Tax Liens") filed against the Purchaser in New York county, as soon as practicable after the Closing Date. The parties acknowledge that Purchaser is not assuming any liability or responsibility with respect to the indebtedness or other obligations underlying or otherwise relating to the Tax Liens.

     2. A new paragraph (b) will be added to Section 10 as set forth below and the current paragraphs (b) and (c) will be renamed as paragraphs (c) and (d), respectively.

          "(b) any and all liabilities, obligations, claims and demands arising out of the Tax Liens or any indebtedness or other obligation related


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     thereto  (to the extent not  compensated  pursuant  to Section  2(d) of the
     Escrow Agreement);"

     3. Except as set forth herein, the provisions of the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                            PAYNE FABRICS, INC.


                                            By:/s/ Thomas R. Druggish
                                               ---------------------------------
                                            Its:     Vice President


                                            BELL NATIONAL CORPORATION


                                            By:/s/ Thomas R. Druggish
                                               ---------------------------------
                                            Its:     Chief Financial Officer


                                            WESTGATE FABRICS, INC.


                                            By:/s/ Floyd W. Collins
                                               ---------------------------------
                                            Its:     Chief Executive Officer







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